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                                                                    Exhibit 23.1

                         Independent Auditors' Consent

The Board of Directors
RDA Corporation:

We consent to the use of the form of independent auditors' report dated March 3, 2000 except for note 9(a) which is as of September , 2000 with respect to the balance sheets of RDA Corporation as of December 31, 1999 and 1998, and related statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, and our report dated March 3, 2000 on the related financial statement schedule, which reports are included herein. We also consent to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

KPMG LLP

Baltimore, Maryland

August 22, 2000